Filed in the Office of	Business Number E0263982019-8
Barbara K. Cegavske	Filing Number 20200701592
Secretary of State State Of Nevada	Filed On 06/02/2020 12:05:25 PM
	Number of Pages 5

AMENDMENT TO ARTICLES OF INCORPORATION

of

EALIXIR, INC

fka

BUDDING TIMES, INC.

The following amendment is intended to only amend the first paragraph of Article IV, Capitalization. All other remaining portions of Article IV and all other Articles of the Articles of Incorporation shall remain as stated.

The name of the corporation amended to be "EALIXIR, INC."

ARTICLE IV
CAPITALIZATION

The total number of shares of all classes which the corporation shall have authority to issue is 310,000,000 shares consisting of 300,000,000 shares of Common Stock, $0.001 par value per share, and 10,000,000 shares of Preferred Stock, $0.001 par value per share, consisting of 1,000,000 Series Z Preferred Stock, $0.001 par value per share, and the designations, preferences, limitations and relative rights of the shares of each class are as follows:

A. **Common Shares.**

(1) The rights of holders of Common Shares to receive dividends or share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the corporation shall be subject to the preferences, limitations and relative rights of the Preferred Shares fixed in the resolution or resolutions which may be adopted from time to time by the Board of Directors or the corporation providing for the issuance of one or more series of the Preferred Shares.

(2) The holders of the Common Shares shall be entitled to one vote for each share of Common Shares held by them of record at the time for determining the holders thereof entitled to vote.

B. **Preferred Shares.** The corporation may divide and issue the Preferred Shares in series. Preferred Shares of each series when issued shall be designated to distinguish it from the shares of all other series. The Board of Directors is hereby expressly vested with authority to divide the class of Preferred Shares into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the

full extent permitted by these Articles of Incorporation and the laws of the State of Nevada in respect to the following:

(3) The number of shares to constitute such series, and the distinctive designations thereof;

(4) The rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue;

(5) Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(6) The amount payable upon shares in event of involuntary liquidation;

(7) The amount payable upon shares in event of voluntary liquidation;

(8) Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(9) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(10) Voting powers, if any; and

(11) Any other relative rights and preferences of shares of such series, including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized and any limitation or restriction of rights or powers to which shares of any further series shall be subject.

The holders of the Common Shares shall be entitled to one vote for each share of Common Shares held by them of record at the time for determining the holders thereof entitled to vote. Cumulative voting shall not be permitted in the election of directors or otherwise.

No holder of shares of the corporation of any class shall have any preemptive or preferential right in or preemptive or preferential right to subscribe to or for or acquire any new or additional shares, or any subsequent issue of shares, or any unissued or treasury shares of the corporation, whether now or hereafter authorized, or any securities convertible into or carrying a right to subscribe to or for or acquire any such shares, whether nor or hereafter authorized. All shares are to be non-assessable.

The undersigned certifies that he is the elected and acting President of the corporation and has been authorized to executed these Amended Articles of Incorporation by resolution of the Board of Directors and that these Amended Articles have been ratified by a majority of the holders of the issued and outstanding voting securities of the corporation.

Dated: 26.05. 2020

President